Pricing Supplement To product supplement BF dated October 5, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Pricing supplement No. 1759BF Registration Statement No. 333-184193 Dated May 15, 2013; Rule 424(b)(2)

Deutsche Bank AG
Structured Investments
Deutsche Bank
$4,000,000 12-Month Autocallable Securities Linked to the Least Performing of the Common Stock of Exxon Mobil Corporation, the Common Stock of The Dow Chemical Company and the Common Stock of Amazon.com, Inc. due May 20, 2014

General
·
The 12-Month Autocallable Securities (the “securities”) are linked to the least performing of the common stock of Exxon Mobil Corporation, the common stock of The Dow Chemical Company and the common stock of Amazon.com, Inc. (each, an “Underlying”). The securities are linked to the individual performance of three Underlyings and will pay a Coupon at a rate of 9.75% per annum, as described below. The securities will be automatically called if the Closing Prices of all Underlyings are equal to or greater than their respective Initial Prices on any Call Date. Following an Automatic Call, the securities will cease to be outstanding and no additional Coupon will accrue or be payable.  Investors should be willing to lose a significant portion or all of their initial investment if a Knock-In Event occurs with respect to any Underlying. Any payment on the securities, including the Coupon payments and payment upon an Automatic Call or at maturity, are subject to the credit of the Issuer.

·	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
·	Senior unsecured obligations of Deutsche Bank AG maturing May 20, 2014†.
·	The securities priced on May 15, 2013 (the “Trade Date”) and are expected to settle on May 20, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:		Ticker Symbol	Initial Price	Threshold Price
	Common stock of Exxon Mobil Corporation	XOM	91.24	$59.31, equal to 65% of its Initial Price
	Common stock of The Dow Chemical Company	DOW	35.34	$22.97, equal to 65% of its Initial Price
	Common stock of Amazon.com, Inc.	AMZN	266.55	$173.26, equal to 65% of its Initial Price

Coupon:	9.75% per annum
Coupon Payment Dates†:	Unless previously automatically called, Coupon payments will be made on the securities in arrears on August 20, 2013, November 18, 2013, February 21, 2014 and May 20, 2014 (the Maturity Date).
Automatic Call:
The securities will be automatically called if the Closing Prices of all Underlyings are equal to or greater than their respective Initial Prices on any Call Date. Payment of the Redemption Amount plus the accrued and unpaid Coupon for the relevant coupon period will be made on the Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

Redemption Amount upon Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 (excluding any Coupon payment). The Call Date and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

Call Date†	Expected Call Settlement Date†	Redemption Amount (per $1,000 Face Amount of securities)
August 15, 2013	August 20, 2013	$1,000.00
November 15, 2013	November 18, 2013	$1,000.00
February 18, 2014	February 21, 2014	$1,000.00
May 15, 2014 (Final Valuation Date)	May 20, 2014 (Maturity Date)	$1,000.00
Payment at Maturity:
If the securities are not automatically called, the payment you will receive at maturity (excluding any Coupon payment) will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred.

•   If a Knock-In Event has not occurred, you will receive a cash payment per security equal to the Face Amount.
•   If a Knock-In Event has occurred, you will receive a cash payment per security equal to the Face Amount plus the product of the Face Amount and the Underlying Return of the Laggard Underlying.
If a Knock-In Event has occurred, the Underlying Return of the Laggard Underlying will be negative, and you will lose 1.00% of the Face Amount for every 1.00% the Final Price of the Laggard Underlying is below its Initial Price. Accordingly, you will lose a significant portion or all of your initial investment. Any Payment at Maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$7.50	$992.50
Total	$4,000,000.00	$30,000.00	$3,970,000.00
 (1)  Please see “Supplemental Plan of Distribution” in this pricing supplement for information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$4,000,000.00	$545.60

JPMorgan
Placement Agent
May 15, 2013

(Key Terms continued from previous page)

Laggard Underlying:
The Underlying with the lowest Underlying Return on the Final Valuation Date.  If the calculation agent determines that the three Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate one of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Price – Initial Price Initial Price
Threshold Price:	For each Underlying, 65% of the Initial Price, as set forth in the table under “Underlyings” above
Knock-In Event:	A Knock-In Event occurs if the Closing Price of any Underlying is less than its Threshold Price on the Final Valuation Date.
Initial Price:	As set forth in the table under “Underlyings” above
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price:	For each Underlying, the official closing price of such Underlying on the relevant date of calculation multiplied by the then-current Stock Adjustment Factor applicable to such Underlying
Stock Adjustment Factor:
Initially 1.0 for each Underlying, subject to adjustment upon the occurrence of certain corporate events affecting the applicable Underlying. See “Description of Securities — Anti-dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	May 15, 2013
Settlement Date:	May 20, 2013
Final Valuation Date†:	May 15, 2014
Maturity Date†:	May 20, 2014
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN	25152RCZ4 / US25152RCZ47
† Subject to postponement as described in the accompanying product supplement under “Description of Securities—Adjustments to Valuation Dates and Payment Dates.”

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with product supplement BF dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BF dated October 5, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005311/crt_dp33260-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on a Call Date or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding Coupon payments) upon an Automatic Call on each Call Date.

Call Date	Expected Call Settlement Date	Redemption Amount (per $1,000 Face Amount of securities)
August 15, 2013	August 20, 2013	$1,000.00
November 15, 2013	November 18, 2013	$1,000.00
February 18, 2014	February 21, 2014	$1,000.00
May 15, 2014 (Final Valuation Date)	May 20, 2014 (Maturity Date)	$1,000.00

If the securities are called, the investor will receive a Redemption Amount of $1,000.00 per $1,000 Face Amount of securities (excluding Coupon payments). Payment of the Redemption Amount plus any accrued and unpaid Coupon for the relevant coupon period will be made on the Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance if the securities are not subject to an Automatic Call. The hypothetical Payments at Maturity set forth below assume an Initial Price of $100.00 and a Threshold Price of $65.00 for the Laggard Underlying. The actual Initial Price and Threshold Price for each Underlying are specified on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.  The Laggard Underlying may not be the only Underlying that caused the Knock-In Event.

	The Closing Prices of all Underlyings are greater than or equal to their respective Threshold Prices on the Final Valuation Date		The Closing Price of any of the Underlyings is less than its Threshold Price on the Final Valuation Date
Final Price of the Laggard Underlying	Payment at Maturity (excluding Coupon payments) ($)	Return on the Securities at Maturity (%)	Return of the Laggard Underlying (%)	Payment at Maturity (excluding Coupon payments) ($)	Return on the Securities at Maturity (%)
$200.00	N/A	N/A	N/A	N/A	N/A
$190.00	N/A	N/A	N/A	N/A	N/A
$180.00	N/A	N/A	N/A	N/A	N/A
$170.00	N/A	N/A	N/A	N/A	N/A
$160.00	N/A	N/A	N/A	N/A	N/A
$150.00	N/A	N/A	N/A	N/A	N/A
$140.00	N/A	N/A	N/A	N/A	N/A
$130.00	N/A	N/A	N/A	N/A	N/A
$120.00	N/A	N/A	N/A	N/A	N/A
$110.00	N/A	N/A	N/A	N/A	N/A
$100.00	N/A	N/A	N/A	N/A	N/A
$90.00	$1,000.00	0.00%	N/A	N/A	N/A
$80.00	$1,000.00	0.00%	N/A	N/A	N/A
$70.00	$1,000.00	0.00%	N/A	N/A	N/A
$65.00	$1,000.00	0.00%	N/A	N/A	N/A
$50.00	N/A	N/A	-50.00%	$500.00	-50.00%

$40.00	N/A	N/A	-60.00%	$400.00	-60.00%
$30.00	N/A	N/A	-70.00%	$300.00	-70.00%
$20.00	N/A	N/A	-80.00%	$200.00	-80.00%
$10.00	N/A	N/A	-90.00%	$100.00	-90.00%
$0.00	N/A	N/A	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity
The following hypothetical examples illustrate how the returns set forth in the table above are calculated.

Example 1: The securities have not been automatically called prior to the Final Valuation Date.  On the Final Valuation Date, the Final Price of the Laggard Underlying of $90.00 is less than its Initial Price of $100.00, and the Final Prices of all Underlyings are equal to or greater than their respective Threshold Prices.  Because the Final Price of the Laggard Underlying of $90.00 is less than its Initial Price of $100, the securities are not automatically called on the Final Valuation Date.  Because the Final Prices of all Underlyings are equal to or greater than their respective Threshold Prices, a Knock-In Event has not occurred, and the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities. In addition, the investor receives four Coupon payments of $97.50 in total per $1,000 Face Amount of securities over the term of the securities.

Example 2: The securities have not been automatically called prior to the Final Valuation Date.  On the Final Valuation Date, the Final Price of the Laggard Underlying of $30.00 is less than its Initial Price of $100.00 and its Threshold Price of $65.00. Because the Final Price of the Laggard Underlying of $30.00 is less than its Initial Price of $100, the securities are not automatically called on the Final Valuation Date.  And because the Final Price of the Laggard Underlying of $30.00 is also less than its Threshold Price of $65.00, a Knock-In Event has occurred, and consequently, the investor loses 1.00% for every 1.00% the Final Price of the Laggard Underlying is less than its Initial Price.  As a result, the investor receives a Payment at Maturity of $300.00 per $1,000 Face Amount of securities. In addition, the investor receives four Coupon payments of $97.50 in total per $1,000 Face Amount of securities over the term of the securities.

Selected Purchase Considerations

•
THE SECURITIES MAY OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a coupon that accrues at a rate of 9.75% per annum, which may be higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the securities are our unsubordinated unsecured obligations, any Coupon payment, Redemption Amount or Payment at Maturity is subject to the credit of the Issuer.

•
POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately 12 months, the securities will be called before maturity if the Closing Prices of all Underlyings  are equal to or greater than their respective Initial Prices on any Call Date and you will be entitled to receive a Redemption Amount of $1,000 per $1,000 Face Amount of securities on the Call Settlement Date. No Coupon will accrue or be payable following an Automatic Call.

•	COUPON PAYMENTS — Unless previously automatically called, Coupon payments will be made on the securities in arrears on the relevant quarterly Coupon Payment Dates.

•
RETURN LINKED TO THE LEAST PERFORMING OF THREE UNDERLYINGS — The securities are linked to the least performing of the common stocks of Exxon Mobil Corporation, The Dow Chemical Company and Amazon.com, Inc. and if a Knock-In Event occurs, your Payment at Maturity will be determined solely by reference to the Laggard Underlying.  For more information on the Underlyings, please see “The Underlyings” in this pricing supplement.

•
TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. Our special tax counsel, Davis Polk & Wardwell LLP, believes that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Laggard Underlying, secured by a cash deposit equal to the Issue Price of the security (the “Deposit”), which will bear an annual yield based on our cost of borrowing of 0.308%, paid quarterly. Our special tax counsel has advised, however, that it is unable to conclude that it is more likely than not that this treatment will be upheld, and that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. If this treatment is respected, only a portion of each Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Interest on the Deposit will be taxed as ordinary interest income, while the Put Premium will not be taken into account prior to the taxable disposition of the securities (including at maturity or pursuant to an Automatic Call).

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. In addition to these risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive your initial investment at maturity so long as the Closing Prices of all Underlyings on the Final Valuation Date are greater than or equal to their respective Threshold Prices. However, if the Closing Price of any of the Underlyings is less than its Threshold Price on the Final Valuation Date, a Knock-In Event will have occurred and you will lose 1.00% of the Face Amount for every 1.00% the Final Price of the Laggard Underlying is below the Initial Price. Accordingly, under these circumstances, you will lose a significant portion or all of your investment at maturity. Because the securities are our unsubordinated, unsecured obligations, payment of any amount at maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

•
YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS COUPON PAYMENTS AND YOU SHOULD NOT EXPECT TO PARTICIPATE IN ANY APPRECIATION OF THE UNDERLYINGS — The securities will not pay more than the Face Amount, plus the accrued and unpaid Coupon, at maturity or upon an Automatic Call. You will not participate in the appreciation of any Underlying even if the Final Price of any Underlying is greater than or equal to its Initial Price. The maximum Redemption Amount upon Automatic Call or Payment at Maturity will be $1,000 (excluding Coupon payments)per $1,000 Face Amount  of securities, regardless of any appreciation of any Underlying, which may be significant.

•
IF THE SECURITIES ARE NOT CALLED AND A KNOCK-IN EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If the securities are not called and a Knock-In Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

•
YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the securities, if any, and the Redemption Amount upon an Automatic Call and Payment at Maturity are not linked to a basket consisting of the Underlyings. Rather, the Redemption Amount upon an Automatic Call and Payment at Maturity will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the securities may negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlyings.

•
REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlyings would have.

•
RISKS RELATING TO THE CREDIT OF THE ISSUER —  The securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Coupon payment, Payment at Maturity or Redemption Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities and you could lose your entire investment.

•
ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor for certain events affecting the Underlyings. The calculation agent is not required, however, to make such adjustments in response to all events that could affect each Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlyings in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlyings described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments ” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•
COMMON STOCK RISK — The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlyings and their issuers, please see “The Underlyings” in this pricing supplement and the issuers’ SEC filings referred to in that section.

•
WE HAVE NO AFFILIATION WITH THE ISSUERS OF THE UNDERLYINGS – The issuers of the Underlyings are not affiliates of ours and are not involved in any way in any of our offerings of the securities pursuant to this pricing supplement. Consequently, we have no control over the actions of the issuers of the Underlyings, including any corporate actions of the type that would require the calculation agent to adjust the Redemption Amount upon an Automatic Call or Payment at Maturity. The issuers of the Underlyings have no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities. None of the money you pay for the securities will go to the issuers of the Underlyings.

•
IF THE PRICES OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlyings. Changes in the market price of the Underlyings may not result in a comparable change in the value of your securities.

•
PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical prices of the Underlyings, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings nor can we predict whether the performance of the Underlyings will result in the return of any of your investment.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the payment(s) on the securities described in this pricing supplement are based on the full Face Amount of your securities, the original issue price of the securities includes the agents’ commission, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the securities;

•	the dividend rate on the Underlyings;

•	the real and anticipated results of operations of the issuers of the Underlyings;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlyings;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlyings or markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICES OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as Put Options secured by Deposits. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date, the Call Dates and the Final Valuation Date could adversely affect the price of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity.

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, the adequacy or accuracy of information about the Underlyings contained in this pricing supplement. You should make your own investigation into the Underlyings.

Included in the following section is a brief description of the issuers of the Underlyings. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlyings as an indication of future performance. The Underlyings are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Underlyings with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of the Underlyings under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Exxon Mobil Corporation

According to publicly available information, Exxon Mobil Corporation is an energy company. Information filed by Exxon Mobil Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256, or its CIK Code: 0000034088. The common stock of Exxon Mobil Corporation is traded on the New York Stock Exchange under the symbol “XOM.”

Historical Information

The following graph sets forth the historical performance of the common stock of Exxon Mobil Corporation based on the daily closing price of the Underlying from May 14, 2008 through May 14, 2013. The closing price of the Underlying on May 14, 2013 was $91.11.  We obtained the closing price of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any of the Call Dates or the Final Price.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

The Dow Chemical Company

According to publicly available information, The Dow Chemical Company delivers a range of technology-based products and solutions internationally in sectors such as electronics, water, energy, coatings and agriculture. Information filed by The Dow Chemical Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03433, or its CIK Code: 0000029915. The common stock of The Dow Chemical Company is traded on the New York Stock Exchange under the symbol “DOW.”

Historical Information

The following graph sets forth the historical performance of the common stock of The Dow Chemical Company based on the daily closing price of the Underlying from May 14, 2008 through May 14, 2013. The closing price of the Underlying on May 14, 2013 was $34.93.  We obtained the closing price of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any of the Call Dates or the Final Price.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. operates retail websites, provides programs that enable third parties to sell their products online, provides developers and enterprises access to technology infrastructure and offers programs to authors, musicians, filmmakers and app developers to publish and sell content. Information filed by Amazon.com, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. The common stock of Amazon.com, Inc. is traded on the NASDAQ Global Select Market under the symbol “AMZN.”

Historical Information

The following graph sets forth the historical performance of the common stock of Amazon.com, Inc. based on the daily closing price of the Underlying from May 14, 2008 through May 14, 2013. The closing price of the Underlying on May 14, 2013 was $268.33.  We obtained the closing price of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on any of the Call Dates or the Final Price.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the securities, will receive a fee from the Issuer of $7.50 per $1,000 Face Amount of securities.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.